UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1224 Mill St., Bldg. B
East Berlin, Connecticut 06023
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (860) 828-2060

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Item 1.01.	Entry into a Material Definitive Agreement, and
Item 3.02.	Unregistered sales of Equity Securities.

Concerning the Company’s Variable Rate Self-Liquidating Senior Secured Convertible Debentures due April 17, 2009 (the “Debentures”), on January 25, 2008, the Company entered into an agreement with each of Nite Capital LP (“Nite”) and Cornix Management LLC (“Cornix”), two of the holders of Debentures. On January 28, 2008, the Company entered into an agreement with each of two other holders of Debentures, Double U Master Fund, L.P. (“Double U”) and Harborview Master Fund LP (together with Nite, Cornix, and Double U, the “Four Holders”).

Under each of the agreements, the Company agreed to issue to the Four Holders an aggregate of 813,306 shares (“Conversion Shares”) of common stock, par value $.001 per share (“Common Stock”), in partial satisfaction of the redemption payments due to the Four Holders on each of January 1, 2008 and February 1, 2008.

In connection with the Agreement with each of the Four Holders, the Company also agreed to true-up each of their February 1, 2008 redemption payments in accordance with the provisions of Section 6 of the Debentures by issuing an additional number of Conversion Shares equal to the difference between the number of Conversion Shares issued with respect to the February 1, 2008 redemption payment prior to February 15, 2008, and a number determined by dividing the aggregate unpaid principal and accrued interest of the February 1, 2008 redemption by 82.5% of the average of the daily volume weighted average price of the Company’s Common Stock for the 10 trading days ending on February 14, 2008.

To induce each of the Four Holders to enter into the Agreement, the Company agreed to issue to each of them an amount of restricted shares of Common Stock equal to 25,000 shares for each $1,000,000 in principal amount of Debentures, or fraction thereof, held by each of the Four Holders as of the date of the Agreement, or an aggregate of 21,116 restricted shares of Common Stock of the Company (the “Inducement Shares”).

On January 14, 2008, the Company issued (i) to David Long 75,914 restricted shares of Common Stock in payment for communications services provides to the Company; (ii) to Richard A. Fisher 130,880 restricted shares of Common Stock in payment for services provided as corporate counsel to the Company; (iii) to Midtown Partners & Co., LLC and its designees an aggregate of 210,000 restricted shares of Common Stock in payment for placement agent services provided to the Company; (iv) to Thomas Kell, a director of the Company, 80,000 restricted shares of Common Stock in payment for services provided to the Company as a member of the Company’s Environmental Committee and the Company’s Compensation Committee; and (v) to Kenneth Przysiecki, a director of the Company, 40,000 restricted shares of Common Stock in payment for services provided to the Company as a member of the Company’s Environmental Committee.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, the Company entered into a 2008 Employment Agreement and Plan with Gary M. Laskowski, a director of the Company. Under the agreement, Mr. Laskowski will be employed as non-executive Chairman of the Board of Directors of the Company and will advise the Company with respect to (i) strategic planning and acquisitions, (ii) funding of the Company’s operations and acquisitions, and (iii) the Company’s business and operations. The Company will compensate Mr. Laskowski at an annual rate of $150,000, payable in arrears in equal installments according to Company practice, in cash or common stock under the terms of the agreement. The Company will also pay Mr. Laskowski accrued compensation in the amount of $57,500, payable in biweekly amounts of $4,230 as provided under the terms of the agreement.

On January 15, 2008, the Company entered into a 2008 Employment Agreement and Plan with Michael A. D’Amelio, a director of the Company. Under the agreement, Mr. D’Amelio will be employed as Secretary of the Company and will advise the Company with respect to (i) strategic planning and acquisitions, (ii) funding of the Company’s operations and acquisitions, and (iii) the Company’s business and operations. The Company will compensate Mr. D’Amelio at an annual rate of $150,000, payable in arrears in equal installments according to Company practice, in cash or common stock under the terms of the agreement. The Company will also pay Mr. D’Amelio accrued compensation in the amount of $93,750, payable in biweekly amounts of $4,230 as provided under the terms of the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: January 31, 2008	By:	/s/ Gary M. Laskowski
Gary M. Laskowski
Principal Executive Officer